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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TESSCO Technologies Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland USA 21031

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
July 23, 2009

        NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the "Company"), will be held at our offices located at 375 West Padonia Road, Timonium, Maryland, 21093, USA, on Thursday, July 23, 2009 at 9:00 a.m., local time, for the following purposes:

  •
  To elect three nominees to serve on our Board of Directors for a three-year term ending at the Annual Meeting of Shareholders to be held in 2012 and until their respective successors are duly elected and qualified.

  •
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.

  •
  To act upon any other matter, including a shareholder proposal, which may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors of the Company has fixed the close of business on June 4, 2009 as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of the record date will be available for inspection at the Company's corporate headquarters during business hours for a period of ten days before the Annual Meeting.

        The primary purpose of the 2009 Annual Meeting will be to tabulate the votes cast on the above matters. It is not anticipated that any other business will be conducted at that time.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 23, 2009

        Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet, allowing us to provide the information shareholders need, while lowering delivery and printing expenses. On or about June 12, 2009, we mailed to our shareholders a notice containing instructions on how our shareholders may access online our 2009 Proxy Statement, 2009 Annual Report to Shareholders, and Annual Report on Form 10-K for fiscal year ended March 29, 2009, and how our shareholders' may direct their votes. Neither our Annual Report to Shareholders nor our Annual Report on Form 10-K constitute soliciting materials, but provide you with additional information about TESSCO.

        We invite your attention to each of these documents, and we invite you to attend the Annual Meeting of Shareholders, in person. If you are a shareholder of record, meaning that you hold shares directly with Mellon Shareholder Services, LLC ("registered holders"), the inspector of elections will have your name on a list, and you will be able to gain entry to the meeting with a form of government-issued photo identification, such as a driver's license, state-issued ID card, or passport. Shareholders holding stock in brokerage accounts ("street name" or "beneficial holders") will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Shareholders attending the meeting in representative capacity will need to bring evidence of their representative status in order to gain entry.

By Order of the Board of Directors,

David M. Young
 Senior Vice President, Chief Financial Officer and Corporate Secretary

Hunt Valley, Maryland
June 12, 2009

EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EITHER SUBMIT YOUR PROXY ONLINE, DIRECT YOUR VOTE VIA TELEPHONE, OR COMPLETE, SIGN AND DATE A PROXY CARD, WHICH IS AVAILABLE TO YOU ONLINE, OR UPON REQUEST, AND RETURN IT PROMPTLY TO US. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AT THE MEETING.

TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland USA 21031

PROXY STATEMENT

 INTRODUCTION

General

        This Proxy Statement is made available to shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held at our offices located at 375 West Padonia Road, Timonium, Maryland 21093, on Thursday, July 23, 2009 at 9:00 a.m., local time, and at any adjournment or postponement thereof.

Notice of Electronic Availability of Proxy Statement and Annual Report

        Pursuant to the e-proxy rules and regulations adopted by the United States Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. On or about June 12, 2009, we mailed to our shareholders a notice (the "E-Proxy Notice") containing instructions on how to access online our 2009 Proxy Statement, Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year ended March 29, 2009, and on how a proxy may be submitted over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request. Neither our Annual Report to Shareholders nor our Annual Report on Form 10-K constitute soliciting materials, but provide you with additional information about TESSCO.

Solicitation

        The solicitation of proxies is being made primarily by mail, but directors, officers, employees, and contractors retained by the Company may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies, at a cost to the Company for basic services of approximately $7,500. Depending upon the circumstances, the scope of services to be provided by Innisfree may expand, and cost would be expected to increase correspondingly. In addition, the Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

Voting Rights and Outstanding Shares

        The Board of Directors of the Company has fixed the close of business on June 4, 2009 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On the record date, 4,805,329 shares of common stock, $0.01 par value per share, of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote on each matter to be voted on at the Annual Meeting. There is no cumulative voting for the election of directors.

        The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If, for example, there are not sufficient votes for a quorum, the Annual Meeting may be adjourned from time to time in order to permit the further solicitation of proxies.

        Your vote is important.    Because most of our shareholders cannot attend the Annual Meeting in person, it is necessary for a large number to be represented by proxy. Most shareholders have a choice of directing their vote over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in a postage-paid envelope that we will provide to you upon your request. Please check the information forwarded by your bank, broker or other holder of record to see what options are available to you. The Internet and telephone proxy vote facilities for shareholders of record are scheduled to close at 11:00 p.m. Eastern Daylight Time on the business day prior to the Annual Meeting day, but may remain open or be reopened if determined to be necessary or appropriate or in the event of any adjournment or postponement of the Annual Meeting.

        A shareholder may, with respect to the election of directors, (i) vote "FOR" the election of the nominees, (ii) "WITHHOLD AUTHORITY" to vote for all nominees, or (iii) vote "FOR" the election of all nominees other than any nominee with respect to whom the shareholder withholds authority to vote. A shareholder may, with respect to each other matter specified in the notice of meeting, (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter, or (iii) "ABSTAIN" from voting on the matter.

        All shares of common stock entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting and not revoked, will be voted in accordance with your instructions. If no instructions are indicated, the shares of common stock represented by a properly submitted proxy will be voted in accordance with the recommendations of the Board of Directors.

        A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted by the shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote common stock held in street name on certain matters in the absence of instructions from the beneficial owner of the common stock. These "nonvoted shares," i.e., shares subject to a proxy which are not being voted with respect to a particular matter, will be considered shares not present and entitled to vote on such matter, although these shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

Revocation of Proxies

        A proxy may be revoked at any time before its exercise by the filing of a written revocation with David M. Young, Corporate Secretary of the Company, by timely providing a later-dated proxy (including by Internet or telephone vote), or by voting by ballot at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy, and if you are a beneficial owner of shares not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

Required Vote

        The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. Only nominees nominated by the Board of Directors may be elected at the meeting. Accordingly, if a quorum is present at the Annual Meeting, and the three individuals nominated by the Board of Directors receive any favorable votes, they will be elected to serve as directors. Therefore, provided that a favorable vote is otherwise cast for each such nominee, withholding authority to vote for a director(s) and "nonvoted shares" with respect to the election of directors will not affect the outcome of the election of directors.

        The affirmative vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required to approve each matter other than the election of directors. Under Delaware law, abstentions with respect to matters other than the election of directors are generally considered as shares present and entitled to vote and thus have the same effect as a vote against such matter. "Nonvoted shares" with respect to such a matter will not be considered as entitled to vote on the matter and thus will not affect the determination of whether the matter is approved.

        The Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. Submission of a proxy, however, confers on the designated proxy the authority to vote the shares in accordance with their discretion on such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof. If, for example, our Board of Directors or our Chairman and President determines to direct one or more adjournments of the meeting, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote the shares represented by proxies in the event that it is determined to submit a proposal for adjournment to a vote. Proxies solicited by means of this proxy statement will be tabulated by inspectors of election designated by the Board, who will not be employees or directors of the Company or any of its affiliates.

Proposal No. 1—ELECTION OF DIRECTORS

        The Company's Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, and each class having a three-year term. Each year, the directors in one class are elected to serve for a term of three years and until their successors are duly elected and qualified. The seven member board is divided into three classes, of which two classes are comprised of two members and one class which is comprised of three members. The class of three directors, currently consisting of John D. Beletic, Daniel Okrent and Morton F. Zifferer, Jr., has a term of office expiring at the Annual Meeting and until their successors are duly elected and qualified. Messrs. Beletic, Okrent and Zifferer have been nominated by the Board of Directors for re-election at the Annual Meeting to serve for an additional three-year term expiring at the Annual Meeting of Shareholders in 2012 and until their successors are elected and qualified. In the event that any nominee is unable or unwilling to serve, the Board of Directors may name a substitute nominee and the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

        The Board of Directors recommends a vote "FOR" each of the nominees nominated by the Board of Directors.

        Set forth below is information concerning the nominees for election and those directors whose terms continue beyond the date of the Annual Meeting.

Nominees for Director for a Three-Year Term Expiring at the 2012 Annual Meeting

        John D. Beletic, age 57, has been a director of the Company since July 1999. Since July 2002, he has been a partner with Oak Investment Partners, a venture capital firm. He also serves as Chairman of Fiber Tower Inc., a provider of wireless backhaul services to mobile network carriers, where he previously served from August 2006 to September 2008 as Executive Chairman. From July 2002 to September 2004, Mr. Beletic also served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic served as CEO and Chairman of the Board of PageMart Inc., a wireless messaging service, and Weblink Wireless, Inc., a communications service company. Previously, Mr. Beletic was Chairman and CEO of Tigon Corporation, a voicemail service provider, which was acquired by Ameritech Corporation, a telecommunications company. Mr. Beletic also serves as Chairman of the Board of iPass, Inc., an internet access provider.

        Daniel Okrent, age 61, has been a director of the Company since January 2004. In the fall of 2009, he becomes the Edward R. Murrow Visiting Lecturer at the John F. Kennedy School of Government at

Harvard University. He has previously been public editor of the New York Times and a senior executive at Time Inc., to which he remains a consultant. Mr. Okrent formerly served on the Board of Lands' End, Inc., and is past chairman of the National Portrait Gallery, a division of the Smithsonian Institution.

        Morton F. Zifferer, Jr., age 61, has been a director of the Company since November 1993. He has served as Chairman and CEO of New Standard Corporation, a metal products manufacturer, since 1983. Mr. Zifferer and New Standard Corporation have partnered with several Fortune 500 companies globally to implement Six-Sigma continuous improvement activities and execute lean manufacturing techniques and sophisticated supply chain strategies and practices.

Directors whose term will expire at the 2010 Annual Meeting

        Dennis J. Shaughnessy, age 62, has been a director of the Company since 1989. He is Chairman of the Board of FTI Consulting Inc. Prior to joining FTI, Mr. Shaughnessy served as General Partner of Grotech Capital Group, a private equity firm. Prior to joining Grotech, Mr. Shaughnessy had been President and CEO of CRI International, an international petroleum refining service business.

        Jay G. Baitler, age 62, has been a director of the Company since 2007. He has served as Executive Vice President of Staples Contract Division since 2004. He has been with Staples since 1995, and prior to his position as Executive Vice President, Mr. Baitler served as Mid-Atlantic Regional President and Senior Vice President, Contract Division. Prior to joining Staples, Mr. Baitler served as the Northeast Regional President at BT Office Products.

Directors whose term will expire at the 2011 Annual Meeting

        Robert B. Barnhill, Jr., age 65, has served as President and Chief Executive Officer of the Company since founding the business in its current form, in 1982. Mr. Barnhill has been a director of the Company since 1982, and has been Chairman of the Board since November 1993.

        Benn R. Konsynski, Ph.D., age 58, has been a director of the Company since November 1993. He is the George S. Craft Professor of Business Administration for Decision and Information Analysis at the Goizueta Business School of Emory University. He was named Hewlett Fellow at the Carter Center in 1995. Prior to arriving at the Goizueta Business School, he was on the faculty at the Harvard Business School for seven years where he taught in the MBA program and several executive programs. Professor Konsynski specializes in issues of digital commerce and information technology in relationships across organizations.

Board Independence

        The Board has determined that each of the current directors, other than Mr. Barnhill, is independent within the meaning of the Company's director independence standards, which reflect both the NASDAQ and SEC director independence standards, as currently in effect. Furthermore, the Board has determined that none of the members of the three standing committees of the Board of Directors has any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and that each such member is "independent" within the meaning of the independence standards applicable to each such committee.

        Beginning in fiscal year 2008, the Board of Directors established a Lead Director who is independent and is responsible for (1) assuring that the independent directors meet in executive session typically after each board meeting, (2) facilitating communications between other independent directors and the Chairman of the Board and Chief Executive Officer, and (3) consulting with the Chairman of the Board and Chief Executive Officer on matters relating to corporate governance and Board performance. The Lead Director is elected by our independent directors, upon the recommendation of the Nominating and Governance Committee and his term as Lead Director runs from one Annual Meeting of Shareholders to the next Annual Meeting of Shareholders. Mr. Beletic currently serves as our Lead Director, and it is anticipated that he will continue to serve in that role until the Annual Meeting in July 2010.

Meetings and Committees of the Board of Directors

        The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The membership during the last fiscal year and the function of each of the committees is described below. The Board of Directors met seven (7) times during fiscal year 2009. During fiscal year 2009, no director attended fewer than 75% of the total number of meetings of the Board and Committees on which the director served. The Company does not have a policy on director attendance at Annual Meetings, but all of our directors are invited and encouraged to attend Annual Meetings. All of our directors were in attendance at the 2008 Annual Meeting.

Board Committee Membership

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Jay G. Baitler	X	X
John D. Beletic		X
Benn R. Konsynski	X		X
Daniel Okrent			X
Dennis J. Shaughnessy		X	X
Morton F. Zifferer	X	X

Audit Committee

        The Audit Committee is primarily concerned with the effectiveness of the audits of the Company by the Company's independent public accounting firm. The Audit Committee's duties include approving the selection of the independent registered public accounting firm, reviewing the scope of audits conducted by them, as well as the results of their audits, and reviewing the organization and scope of the Company's internal system of accounting and financial controls. The Audit Committee met seven (7) times during fiscal year 2009. A copy of the Audit Committee charter is available for review on our Website (www.tessco.com), under the heading "Investors." The Board of Directors has determined that Mr. Zifferer is the audit committee financial expert as defined by applicable SEC rules and is "independent" with the meaning of the applicable NASDAQ Rules.

Compensation Committee

        The Compensation Committee provides assistance to the members of the Board of Directors in fulfilling their responsibilities to the shareholders, potential shareholders and the investment community relating to compensation practices of the Company, including salary and other forms of compensation. The Compensation Committee's primary duties and responsibilities are to formulate and recommend compensation policies of the Company that will enable the Company to attract and retain high-quality leadership and that are consistent with the Company's established compensation philosophy. The Compensation Committee administers the Company's incentive compensation plans, including our Second Amended and Restated 1994 Stock and Incentive Plan. The Compensation Committee met six (6) times during fiscal year 2009. A copy of the Compensation Committee charter is available for review on our Website (www.tessco.com), under the heading "Investors." Mr Beletic currently serves as Chairman of the Compensation Committee.

Nominating and Governance Committee

        The Company has a Nominating and Governance Committee, the functions of which include making recommendations to the Board regarding matters and practices concerning the Board, its committees and individual directors; evaluation of the current composition and governance structure of the Board of Directors and determination of its future requirements; making recommendations concerning nominees for election to the Board of Directors; and the appointment of Directors to Board Committees and the selection of Chairpersons of the Board Committees. The Nominating and Governance Committee met four (4) times during fiscal year 2009. The Nominating and Governance Committee performs other related functions and is governed by a charter, a copy of which is available for review on our Website (www.tessco.com), under the heading "Investors." Mr. Okrent currently serves as Chairman of the Nominating and Governance Committee.

        The Nominating and Governance Committee has determined, in its view, that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company, and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. The Committee also examines a candidate's specific experiences and skills, time availability, potential conflicts of interest and independence from management and the Company. Candidates may be identified through various means, including by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above, by the retention of third-party consultants to assist in this process, and by considering director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration other factors it determines to be relevant, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the name of the shareholder and evidence of the person's ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected and nominated. The shareholder recommendation and information must be sent to the Corporate Secretary at 11126 McCormick Road, Hunt Valley, Maryland 21031. Once a potential candidate has been identified, the Committee may collect and review information regarding the candidate to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, personal contact with the candidate may be made and further review of the candidate's accomplishments, qualifications and willingness to serve may be undertaken and compared to other candidates. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration other factors, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors

        The Board of Directors recommends that shareholders initiate any communications with the Board in writing. Written communications may be directed to the Corporate Secretary. Shareholders can send communications by e-mail to corporatesecretary@tessco.com, by fax to (410) 229-1669 or by mail to Corporate Secretary, TESSCO Technologies Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Director Compensation for Fiscal Year 2009

        The current compensation program for non-management directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size; compensation should align directors' interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

        In consideration for services on the Board, each non-employee director of the Company is paid $25,000 per fiscal year and the Lead Director of the Company is paid $35,000 per fiscal year. In addition, each non-employee director of the Company, including the Lead Director, is paid $2,500 for each meeting of the Board and $1,000 for each meeting of a Committee of the Board that he or she attends. The table below does not include reimbursements for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Non-management directors are also eligible to receive Performance Stock Units.

        The following table summarizes the compensation awarded to, earned by, or paid to the Company's non-management directors during fiscal year 2009:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value	All Other Compensation ($)	Total ($)
Jay G. Baitler	$52,000	$29,228	$—	$—	$—	$—	$81,228
John D. Beletic	55,166	43,300	—	—	—	—	98,466
Benn R. Konsynski	53,500	43,300	—	—	—	—	96,800
Daniel Okrent	46,500	43,300	—	—	—	—	89,800
Dennis J. Shaughnessy	49,000	43,300	—	—	—	—	92,300
Morton F. Zifferer	55,500	43,300	—	—	—	—	98,800

(1)
This column represents the dollar amount recognized by the Company for financial statement reporting purposes in fiscal year 2009 for the fair value of PSU awards made in fiscal year 2009 and in prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The dollar amounts shown above reflect the Company's accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the recipient. Based on fiscal year 2009 performance, each director earned 4,800 shares related to PSU awards made to them in April 2008. These shares will vest ratably on or about May 1 of 2009, 2010, 2011 and 2012, assuming that each director remains affiliated with the Company on those dates, and subject to accelerated vesting upon a change in control or termination of service to the Company under certain circumstances. Additionally, based on fiscal year 2007 performance, each director, except Mr. Baitler, holds 3,750 shares related to PSU awards made to them in April 2006 that will vest ratably on or about May 1 of 2009 and 2010, assuming each director remains affiliated with the Company on those dates, and subject to accelerated vesting upon a change in control or termination of service to the Company under certain circumstances. Mr. Baitler was not a member of our Board in April 2006.

Proposal No. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending March 28, 2010, and the Company seeks ratification of such appointment by the shareholders. Ernst & Young LLP has audited our financial statements commencing with the fiscal year ended March 30, 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

        Shareholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our shareholders.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.

 Proposal No. 3—SHAREHOLDER PROPOSAL ON ELIMINATION OF
SHAREHOLDER RIGHTS PLAN

        The Company has been advised that one of its shareholders intends to present a proposal at the Company's annual meeting. The name, address and stock ownership of the proponent will be furnished by the Company promptly upon receiving an oral or written request to the Company's Secretary. If the shareholder or its representative who is qualified under applicable law is present at the annual meeting and submits this proposal for a vote, then the shareholder proposal will be voted upon at the annual meeting.

        In accordance with applicable proxy regulations, the proposed resolution and supporting statement, exactly as submitted by the shareholder, are set forth below under the heading "Shareholder Proposal." We disclaim all responsibility for the content of the proposal and the supporting statement.

        For the reasons set forth in its Statement in Opposition to Proposal No. 3 immediately following the shareholder proposal below, the Board of Directors does not support this proposal and urges you to vote AGAINST this proposal.

Shareholder Proposal

        RESOLVED, that the stockholders of TESSCO Technologies Incorporated ("TESSCO") request that the Board of Directors eliminate the Shareholder Rights Plan that was adopted on February 1, 2008.

  Supporting Statement:

        Discovery Equity Partners L.P. ("DEP") owns 544,524 TESSCO shares. Discovery Group I, LLC, DEP's general partner, manages investment funds that own 13.4% of TESSCO, making Discovery Group TESSCO's largest independent stockholder. We are deeply troubled by the action taken by the Board on February 1, 2008 to deploy a corporate defense tactic aimed directly at thwarting a possible purchase of the Company.

        The Board adopted the Rights Plan, often referred to as a Poison Pill, in direct response to Brightpoint, Inc.'s open-market acquisition of a 9.1% ownership position in TESSCO. Brightpoint, a larger distributor of wireless equipment, was a logical strategic acquirer of TESSCO. The aim of the Poison Pill seems to have been to block any unsolicited attempt by Brightpoint, or others, to acquire TESSCO, by preventing ownership of more than 20% of TESSCO stock without the Board's approval.

        It appears that the Board feared that shareholders would not agree with the adoption of a Poison Pill because; 1) the Board did not seek the shareholders' consent, and 2) the Board simultaneously implemented Bylaw changes that increase the percentage of stockholders required to call a special stockholder meeting from 25% to 50%, thereby making it more difficult for stockholders to take contravening actions to the Board's Poison Pill maneuver.

        As a result of the Board's defensive measures, we suspect that Brightpoint came to realize the futility of its strategic interest in TESSCO. On July 1, 2008, TESSCO announced that it had agreed to repurchase Brightpoint's shares. This occurred just weeks after a June 12, 2008 meeting we held with Mr. Robert Barnhill, Chairman and Chief Executive Officer, at which we proposed that TESSCO conduct a share repurchase program so that any public shareholders desiring liquidity could have an opportunity to sell some shares back to the Company. Mr. Barnhill objected to our idea on the basis of wanting to maintain long-term financial flexibility. This goal was quickly trumped by the opportunity to be rid of a potential acquirer when Brightpoint, and no other shareholder, was provided full liquidity at $13.64 per share.

        TESSCO Board's actions run countercurrent to good corporate governance practices. At present, less than one-third of the companies in the S&P 500 and the Russell 2000 have Poison Pills and that number is in decline. According to its published criteria, proxy-advisor ISS will recommend that shareholders vote against director nominees if a Board adopts a Poison Pill without shareholder approval or does not commit to a shareholder vote within 12 months of adoption. Glass-Lewis, another proxy advisor, states "...typically we recommend that shareholders vote against these plans to protect their financial interests..."

        Vote FOR this proposal to communicate to the Board that no impediments should exist to any transaction, including a Company sale, which could be of financial benefit to public shareholders.

The Company's Statement in Opposition to Proposal No 3.

        The Board recommends a vote AGAINST the shareholder proposal set out above for the reasons described below.

The Rights Plan was Adopted to Protect Shareholders Against Abusive Takeover Tactics

        The Board adopted a preferred share purchase rights plan (the "Rights Plan") on February 1, 2008, to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder would be treated fairly in the event of an unsolicited offer to acquire the Company. Before making its decision to adopt the Rights Plan, the Board consulted with its legal and financial advisors and carefully considered, among other things, the arguments for and against adopting such a plan as well as the Company's strategic plan, business outlook, and the open-market accumulation of shares of the Company's common stock, at that time, by one of the Company's direct competitors. Since the adoption of the Rights Plan, the Board has subsequently reviewed and discussed the Rights Plan and determined that maintaining it remained in the best interests of the Company's shareholders.

The Rights Plan is Designed to Help the Board Enhance Shareholder Value

        The overriding objective of the Board in adopting the Rights Plan was, and continues to be, to preserve and maximize the Company's value for all shareholders by requiring potential acquirers to negotiate with the Board and management, which in turn allows the Board to better represent the interests of the Company's shareholders. The Rights Plan is designed to protect shareholder interests in the event that the Company is confronted with coercive or unfair takeover tactics in connection with an unsolicited offer to acquire the Company. The Rights Plan is designed to provide protection from offers that do not treat all shareholders equally, acquisitions in the open market of shares constituting control without offering fair value to all shareholders, and other coercive or unfair takeover tactics that could impair the Board's ability to represent shareholder interests fully.

The Board Will Use the Rights Plan in the Best Interests of Shareholders

        The adoption and maintenance of a Rights Plan is appropriately within the scope of the Board's responsibilities for the management of the Company's affairs and the issuance of securities and does not require shareholder approval under Delaware law or the rules of the NASDAQ Stock Market. To redeem the Rights Plan now, in the absence of an acquisition proposal, would remove an important tool that the Board should have for the protection of shareholders and would leave shareholders vulnerable to an unsolicited and potentially coercive and unfair takeover offer. The Board believes that any decision to redeem the Rights Plan should be made by the Board in the context of a specific acquisition proposal. The terms of the Rights Plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interest of its shareholders.

        Delaware law imposes fiduciary duties on the Board requiring it to consider any legitimate proposal for the acquisition of the Company, regardless of whether there is a shareholder rights plan in place. The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all shareholders, nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. We believe that a shareholder rights plan enhances the Board's power to negotiate the best price possible for shareholders in a sale of the Company.

        The Company also believes that it has sound corporate governance processes and procedures in place. The Board is comprised entirely of independent directors, with the exception of the Company's Chief Executive Officer. The Company's director independence standards reflect both the NASDAQ Stock Market and the Securities and Exchange Commission director independence standards. In addition, the three standing committees of the Board consist solely of independent directors and the Company has adopted a Code of Business Conduct and Ethics which applies to all officers and directors. In the event of a takeover attempt triggering the Rights Plan, the Board is in the best possible position to be free from self-interest in discharging its fiduciary duty to determine whether the proposed offer is in the best interests of shareholders.

        Consistent with the Board's corporate governance guidelines, the Board from time to time reviews its corporate governance process and arrangements to ensure that they continue to serve the interests of the Company's shareholders. The Rights Plan is currently scheduled to expire on February 11, 2011, and prior to such time the Board intends to continue to evaluate whether maintaining a shareholder rights plan remains in the best interest of the Company's shareholders.

Evidence Shows that Rights Plans are Effective and Protect Investors

        Independent evidence suggests that rights plans enhance value for shareholders. Institutional Shareholder Services, Inc., a major institutional shareholder advocacy group, commissioned a study released in February 2004 designed to test the correlation between corporate governance and shareholder value. The study found that companies with strong anti-takeover defenses, including rights plans, achieved higher shareholder returns of three-, five- and ten-year periods, higher return on equity, and higher performance on a number of other key financial and operating statistics.

        In addition, a study published in 1997 by Georgeson & Company Inc. (now Georgeson Inc.), a nationally recognized proxy solicitation and investor relations firm, analyzed takeover data between 1992 and 1996 to determine whether rights plans had any measurable impact on shareholder value. The study found that takeover premiums paid to target companies with rights plans were an average of eight percentage points higher than those paid to companies without rights plans, rights plans contributed an additional $13 billion in shareholder value in takeover situations over the study period, and shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums over the same period. The study also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid or the defeat of a hostile one, and did not reduce the likelihood of a company becoming a takeover target.

Several Current Market Trends and Conditions Support the Maintenance of a Rights Plan

        Maintaining a rights plan is a fairly common market practice for companies in our industry and with a market capitalization similar to ours. According to SharkRepellent.net, as of April 29, 2009, approximately 33% of companies in the technology industry and approximately 33% of companies with a market capitalization of less than $300 million dollars had rights plans in place. In addition, SharkRepellent.net reports that, as of April 29, 2009, approximately 37% of companies in the technology industry with a market capitalization of less than $300 million, like the Company, had shareholder rights plans in place.

        According to MergerMetrics, unfriendly transactions involving deals that started with unsolicited offers represented 23% of all announced deals involving full acquisitions of US public companies in 2008; well above the percentage of unfriendly deals during the past five years. Consistent with these market conditions, SharkRepellent.net reports that 127 shareholder rights plans were adopted in 2008 (the most in any year since 2002) and that activism against rights plans was almost non-existent in 2008, with only eight anti-rights plan proposals included in proxy statements. In light of these market conditions, the Board believes that redemption of the Rights Plan at this time would be premature and would remove any incentive for a potential purchaser to negotiate with the Board, leaving the Company's shareholders vulnerable to potentially coercive and unfair acquisition tactics.

        The Board of Directors recommends a vote "AGAINST" Proposal No. 3 on elimination of the Shareholder Rights Plan.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of common stock of the Company, as of June 4, 2009 by (i) all shareholders known by the Company to beneficially own more than five percent of our common stock, (ii) each of the directors and each of the Chief Executive Officer and Chief Financial Officer during fiscal year 2009 and the other three most highly compensated executive officers at fiscal year end 2009 (the "named executive officers"), and (iii) all directors and named executive officers as a group. Percentage of beneficial ownership is based on 4,805,329 shares of common stock outstanding on June 4, 2009.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers(1):
Robert B. Barnhill, Jr.(2)	1,317,433	26.7%
Jay G. Baitler	6,200	*
John D. Beletic	51,589	1.1%
Benn R. Konsynski, Ph.D.	77,743	1.6%
Daniel Okrent	25,230	*
Dennis J. Shaughnessy	27,068	*
Morton F. Zifferer, Jr.	45,856	1.0%
Gerald T. Garland	41,202	*
Douglas A. Rein	33,222	*
Said Tofighi	23,734	*
David M. Young	35,678	*
All Directors and Named Executive Officers as a group (11 persons)(3)	1,684,955	34.1%
Principal Shareholders:
Discovery Group L.P.(4)	660,677	13.8%
Renaissance Technologies(5)	328,100	6.8%
Dimensional Fund Advisors(6)	295,863	6.2%

*
Less than 1% of the outstanding common stock.

(1)
Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. Persons are deemed to beneficially own shares which they have the right to acquire beneficial ownership of within 60 days. Shares subject to options exercisable within 60 days of June 4, 2009 are deemed outstanding for computing the percentage of the outstanding shares held by the person holding such options, but not for computing the percentage of shares held by any other person.

(2)
Includes 250,000 shares held by Mr. Barnhill's spouse and children; 135,000 shares subject to currently exercisable stock options; and 19,500 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors. Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation. Mr. Barnhill's address is 11126 McCormick Road, Hunt Valley, Maryland 21031.

(3)
Includes 135,000 shares subject to currently exercisable stock options.

(4)
Derived from Form 4 filed by Discovery Group I, LLC on June 3, 2009. Discovery's address is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

(5)
Derived from Schedule 13F filed by Renaissance Technologies, LLC. on March 31, 2009. Renaissance's address is 800 Third Avenue, 33rd Floor, New York, NY 10022.

(6)
Derived from Form 13F filed by Dimensional Fund Advisors LP on May 08, 2009. Dimensional's address is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

 EXECUTIVE COMPENSATION

General

        TESSCO operates in the extremely competitive and rapidly changing wireless communication product and service industry. The Compensation Committee (the "Committee") and the Board of Directors (the "Board") believe that compensation programs for our executive officers should be and are designed to attract, motivate and retain talented executives responsible for the long-term success of the Company. These programs are designed within a framework based on the achievement of designated targets and are designed to align the financial interests of executive officers with those of our shareholders. The Committee and the Board believe that alignment between shareholders and executive officers is best achieved by tying a significant portion of total compensation to the achievement of certain financial and non-financial objectives. This philosophy is applied to all team members, with a more significant amount of compensation at risk at the executive levels. The compensation programs for our named executive officers provide base salary, annual cash bonuses, long-term equity incentives, retirement and other benefits that the Committee believes are appropriate and relatively equivalent to typical programs available for comparable executive officers in similarly situated companies. For more details, see "Narrative Supplement to the Summary Compensation Table in Fiscal 2009."

Stock-Based Compensation Plans

        The Company's Second Amended and Restated 1994 Stock and Incentive Plan (the "1994 Plan") is currently the sole equity compensation plan under which we make grants and awards. The Committee and the Board believe that the ability to offer equity compensation incentives to eligible participants in the 1994 Plan, and particularly to our current and prospective senior management, is of paramount importance to our long term success. The 1994 Plan, as currently in effect, provides for the grant or award to regular full-time employees (including officers) and non-employee directors of stock options, stock appreciation rights, restricted stock, restricted stock units and other performance awards, which may be denominated in shares of common stock or other securities of the Company.

        The maximum number of shares of common stock issued or issuable at any time pursuant to awards granted under the 1994 Plan is 1,908,750, subject to adjustment to reflect stock splits and other similar events. Since the beginning of fiscal year 2005, the Compensation Committee has used Performance Stock Units (PSUs) as its primary vehicle for equity awards under the 1994 Plan (prior to fiscal 2005, stock options were typically granted to key contributors). The Committee determined that moving equity based compensation away from stock options to performance-based and time-vested stock grants is generally more aligned with long-term shareholder interests. The Committee has, however, reconsidered and reevaluated this position from time to time since, but with limited exception, has since continued to make equity compensation awards in a manner consistent with this determination. PSUs are typically granted with one year measurement periods, with any shares earned on the basis of performance during that period paid over a three or four year period, provided that the executive remains employed at the respective payment dates. In August 2006, the Committee also made a restricted stock grant to our Chief Executive Officer in connection with his current employment agreement, as discussed further below.

        As of June 4, 2009, 546,769 shares of common stock had been issued to participants pursuant to PSUs previously granted, 189,085 additional shares of the Company's common stock had been earned pursuant to the PSUs, but remained subject to issuance in accordance with the vesting terms applicable to those PSUs, and PSUs covering 264,000 shares of common stock remained unearned and subject to issuance depending on fiscal 2010 performance. These terms provide that, absent accelerated vesting upon a change in control or termination of service under specified circumstances, these shares will be issued, provided that the respective participants remain employed by or associated with the Company on established payment dates.

        As of June 4, 2009, options for 347,407 shares had been granted and exercised and options for 135,000 shares had been granted and remained outstanding under the 1994 Plan.

        During fiscal year 2007, the Company made a restricted stock award for 150,000 shares to Mr. Barnhill, the restrictions under which lapse ratably over a period of ten fiscal years following the grant assuming that Mr. Barnhill remains affiliated with the Company, or earlier upon a change in control or in certain other specified circumstances. As of June 4, 2009, the restrictions had lapsed in respect of 45,000 shares covered by the restricted stock award, leaving 105,000 shares still subject to risk of forfeiture.

        Accordingly, the number of shares of common stock available for future award grants under the 1994 Plan as of June 4, 2009 was 276,489. The shares of common stock underlying any awards granted under the 1994 Plan that either expire or are terminated or cancelled for any reason, without the issuance of the shares or payment in accordance with the terms of the corresponding award agreement, are returned to the pool of shares available for future awards under the 1994 Plan.

        In addition, the Company maintains the Team Member Stock Purchase Plan. This plan permits eligible employees to purchase up to an aggregate of 300,000 shares of the Company's common stock at 85% of the lower of the market price on the first day of a six-month period and the market price on the last day of that same six-month period. During fiscal year 2009, 15,539 shares were sold to employees under this plan.

Equity Compensation Plan Information

        The following table sets forth information as of March 29, 2009, the last day of fiscal year 2009, with respect to the Company's Amended and Restated 1994 Stock and Incentive Plan, Team Member Stock Purchase Plan, and options granted pursuant to other compensation arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	599,494	(1)	$8.35	(2)	675,849	(3)

(1)
Includes options exercisable for an aggregate of 135,000 shares of common stock, the non-vested portion of the restricted stock grant made to Mr. Barnhill (105,000 shares), and an aggregate of 359,494 shares of common stock subject to issuance pursuant to performance stock units, or PSUs, in each case granted pursuant to the Second Amended and Restated 1994 Stock and Incentive Plan (1994 Plan). The weighted average contractual life of the outstanding options is 3.83 years. Of the 359,494 shares subject to issuance pursuant to PSUs, 283,614 shares have been earned and will be issued ratably on or about May 1, 2009, 2010, 2011 and 2012, provided that the respective participants remain employed by or associated with the Company on each of these issue dates, subject however, to accelerated vesting upon a change in control or termination of service under certain circumstances. PSUs for the remaining 75,880 shares were not earned on the basis of fiscal year 2009 performance and were cancelled in April 2009. Does not reflect additional PSUs issued on April 24, 2009 which provide participants with the opportunity to earn up to an aggregate of 264,000 shares of common stock on the basis of fiscal year 2010 Company and individual performance.

(2)
Reflects a weighted average exercise price of $8.35 per share for 135,000 issued and outstanding options. Does not reflect any impact for shares issuable pursuant to PSUs or the restricted stock grant made to Mr. Barnhill, as these instruments do not include an exercise price.

(3)
Includes 211,240 shares of common stock available for purchase under the Team Member Stock Purchase Plan and 464,609 shares remaining available for issuance pursuant to future award grants under the 1994 Plan. Does not reflect PSUs issued on April 24, 2009 pursuant to the 1994 Plan, which provide participants with the opportunity to earn up to an aggregate of 264,000 shares of common stock on the basis of fiscal year 2010 Company and individual performance. Also, does not reflect the PSUs for 75,880 shares cancelled in April 2009.

Summary Compensation Table

        The following table summarizes the compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and Chief Financial Officer during fiscal years 2009 and 2008, and the Company's other three most highly compensated executive officers at each fiscal year end (the "named executive officers").

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards (1)	Option Awards (2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value		All Other Compensation		Total(16)

Robert B. Barnhill Jr., Chairman of the Board, President and Chief Executive Officer	2009 2008	$600,000 600,000	$447,767 592,694	$	— 9,147	$364,288 —	$44,586 20,300	(5) (4)	$134,565 134,797	(6) (7)	$1,591,206 1,356,938

Gerald T. Garland, Senior Vice President, Solutions Development and Product Management	2009 2008	300,000 300,000	168,222 242,792		— 2,075	142,353 —	— —		22,833 16,616	(8) (9)	633,408 561,483

Douglas A. Rein, Senior Vice President, Fulfillment and Operations	2009 2008	250,000 250,000	161,186 209,124		— —	122,795 —	— —		13,795 19,158	(10) (11)	547,776 478,282

Said Tofighi, Senior Vice President, Market Development and Sales	2009 2008	250,000 250,000	161,186 178,714		— —	122,795 —	— —		16,497 13,884	(12) (13)	550,478 442,598

David M. Young, Senior Vice President, Chief Financial Officer and Corporate Secretary	2009 2008	250,000 250,000	161,186 181,420		— —	122,795 —	— —		11,545 14,803	(14) (15)	545,526 446,223

(1)
This column represents the dollar amount recognized by the Company for financial statement reporting purposes in the corresponding fiscal year, for the fair value of PSU awards made in that and prior fiscal years, in accordance with SFAS 123R. For Mr. Barnhill, the column also includes $237,600 recognized by the Company for financial reporting purposes with respect to a restricted stock award, for fiscal years 2009 and 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The dollar amounts shown above reflect the Company's accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. For a discussion of the assumptions made in the valuation of these awards see the notes to the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the corresponding fiscal year for the fair value of stock options granted to each of the named executives in prior fiscal years, in accordance with SFAS 123R. No stock options were granted in fiscal year 2008 or fiscal year 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company's accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executives. For a discussion of the assumptions made in the valuation of these awards, see the notes to the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

(3)
Represents cash bonuses paid pursuant to the Company's Value Share Plan.

(4)
Represents the change in Mr. Barnhill's Supplemental Executive Retirement Plan for fiscal year 2008. This amount reflects the Company's accounting expense for this plan and does not necessarily correspond to the actual value that will be recognized by Mr. Barnhill.

(5)
Represents the change in Mr. Barnhill's Supplemental Executive Retirement Plan for fiscal year 2009. This amount reflects the Company's accounting expense for this plan and does not necessarily correspond to the actual value that will be recognized by Mr. Barnhill.

(6)
Includes, (i) premiums in the amount of $12,500 for a life insurance policy; (ii) payments in the amount of $65,000 made to Mr. Barnhill in lieu of split-dollar insurance policy cancelled in 2003; (iii) $3,618 allocated to Mr. Barnhill's Retirement Savings Plan account; (iv) premiums of $7,842 and $13,050 for long-term care insurance and supplemental long-term disability coverage, respectively; and (v) $32,555 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes. Total membership fees included annual dues of $12,250 paid to a club that certain employees use for business generation and corporate purposes. This particular club requires that a specific individual be designated as the member, even though this is a corporate membership. In 2009, Mr. Barnhill was designated as that member.

(7)
Includes, (i) premiums in the amount of $12,500 for a life insurance policy; (ii) payments in the amount of $65,000 made to Mr. Barnhill in lieu of split-dollar insurance policy cancelled in 2003; (iii) $3,860 allocated to Mr. Barnhill's Retirement Savings Plan account; (iv) premiums of $7,842 and $9,549 for long-term care insurance and supplemental long-term disability coverage, respectively; (v) $35,437 for membership fees to various organizations that are used either exclusively or primarily for corporate development and business generation purposes; and (vi) spousal travel of $609. Mr. Barnhill's spouse is also employed by the Company and the travel expenses noted above are typically business related. Ms. Barnhill performs administrative and event planning functions and her fiscal 2008 annual salary of $36,000 is not included in the above table. Total membership fees included annual dues of $12,250 paid to a club that certain employees use for business generation and corporate purposes. This particular club requires that a specific individual be designated as the member, even though this is a corporate membership. In 2008, Mr. Barnhill was designated as that member.

(8)
Represents $5,073 allocated to Mr. Garland's Retirement Savings Plan Account, $2,940 in premiums for supplemental life insurance coverage, $2,565 in premiums for long-term care insurance and $12,255 in premiums for supplemental long-term disability coverage.

(9)
Represents $3,840 allocated to Mr. Garland's Retirement Savings Plan Account, $643 in leave payout (during fiscal year 2008 the Company lowered the maximum allowable leave bank for all employees and consequently any amount accrued in excess of the new cap was paid in cash to all affected employees), $2,508 in premiums for supplemental life insurance coverage, $2,565 in premiums for long-term care insurance and $7,060 in premiums for supplemental long-term disability coverage.

(10)
Represents $4,478 allocated to Mr. Rein's Retirement Savings Plan Account, $1,638 in premiums for supplemental life insurance coverage, $2,302 in premiums for long-term care insurance and $5,377 in premiums for supplemental long-term disability coverage.

(11)
Represents $6,917 allocated to Mr. Rein's Retirement Savings Plan Account, $3,284 in leave payout (during fiscal year 2008 the Company lowered the maximum allowable leave bank for all employees and consequently any amount accrued in excess of the new cap was paid in cash to all affected employees), $1,278 in premiums for supplemental life insurance coverage, $2,302 in premiums for long-term care insurance and $5,377 in premiums for supplemental long-term disability coverage.

(12)
Represents $5,189 allocated to Mr. Tofighi's Retirement Savings Plan Account, $1,668 in premiums for supplemental life insurance coverage, $2,427 in premiums for long-term care insurance and $7,213 in premiums for supplemental long-term disability coverage.

(13)
Represents $8,036 allocated to Mr. Tofighi's Retirement Savings Plan Account, $112 in leave payout (during fiscal year 2008 the Company lowered the maximum allowable leave bank for all employees and consequently any amount accrued in excess of the new cap was paid in cash to all affected employees), $1,308 in premiums for supplemental life insurance coverage, $2,427 in premiums for long-term care insurance and $2,001 in premiums for supplemental long-term disability coverage.

(14)
Represents $4,478 allocated to Mr. Young's Retirement Savings Plan Account, $1,060 in premiums for supplemental life insurance coverage, $2,040 in premiums for long-term care insurance and $3,967 in premiums for supplemental long-term disability coverage.

(15)
Represents $5,764 allocated to Mr. Young's Retirement Savings Plan Account, $2,332 in leave payout (during fiscal year 2008 the Company lowered the maximum allowable leave bank for all employees and consequently any amount accrued in excess of the new cap was paid in cash to all affected employees), $700 in premiums for supplemental life insurance coverage, $2,040 in premiums for long-term care insurance and $3,967 in premiums for supplemental long-term disability coverage.

(16)
In fiscal year 2009, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was 61% for Mr. Barnhill, 70% for Mr. Garland, 68% for Messrs. Rein, Tofighi and Young. In fiscal year 2008, the percentage of total salary and non-equity incentive plan compensation as a percentage of total compensation was 44% for Mr. Barnhill, 53% for Mr. Garland, 52% for Mr. Rein and 56% for Messrs. Tofighi and Young.

Narrative Supplement to the Summary Compensation Table in Fiscal Year 2009

Annual Base Salary

        Base salary is the fixed component of an executive's annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee periodically reviews base salaries for our named executive officers on its own initiative and at the recommendation of the Chief Executive Officer. The annual base salary for each of the named executive officers has remained constant for the last three fiscal years.

Performance-Based Cash Bonus (Value Share Plan)

        Target cash bonus awards are expressed as a percentage of the actual base salary paid to the named executive officer during each fiscal year. The target percentages are determined by the Compensation Committee based upon the named executive officer's job level and responsibilities and may vary for different officers or business units. We refer to this program as our Value Share Plan.

        Early in each fiscal year, the Compensation Committee establishes specific performance objectives for the payment of cash bonus awards for that year. The performance objectives for each year are aligned with our growth and diversification strategies and have included: earnings per share, targeted numbers of commercial customers, cross-sell growth, margin growth, productivity measurements (i.e. net income as a percentage of revenues) and returns (i.e. return on assets). When establishing performance goals for a given year, the Compensation Committee reviews and discusses our business and financial plans for that year and their key underlying assumptions, expectations under then-existing and anticipated market conditions and the opportunity to generate shareholder value. Based on these and other factors, the Compensation Committee establishes various annual performance targets for purposes of the Value Share Plan.

        Beginning in fiscal 2009 and continuing in fiscal 2010, a portion of the Value Share Plan was or will be payable quarterly, and the remaining portion was or will be payable annually, both upon the achievement of predetermined financial and non-financial targets. Prior to fiscal 2009, the Value Share Plan was based strictly on the achievement of annual targets. Generally, following the close of a fiscal year, or a fiscal quarter in the case of fiscal 2009 and continuing in fiscal 2010, the Committee determines whether the performance objectives for the previous period have been achieved and, in the case of the annual portion of Value Share only, evaluates and then rates the individual performance of each of the named executive officers for purposes of the Value Share Plan. This individual rating may increase or decrease the final cash bonus of a named executive officer. The Committee evaluates each named executive officer's leadership skills and contribution by considering a variety of factors, including collaboration within the organization and the individual's ability to drive overall results.

Performance Stock Award Program and other Equity Incentives

        Similar to the Value Share Plan, the Compensation Committee establishes specific performance objectives for the earning of shares under PSU awards. While those goals need not be the same as those established for the Value Share Plan, they are generally established on the basis of the same criteria and after similar consideration. However, the sole company performance metric for PSUs granted to date has been earnings per share, with the Committee typically establishing "threshold" and "target" earnings per share thresholds for each measurement year. No shares are earned if the "threshold" is not met and a maximum number of shares are earned if the "target" threshold is met, all consistent with the desire of the Committee to incent the executive officers to increase earnings per share for the benefit of all shareholders. As with the Value Share Plan, each executive officer's performance is evaluated and rated by the Committee, and this rating may increase or decrease the final number of shares earned.

        The Compensation Committee believes that our PSU program is working to align the efforts of recipients toward increasing earnings and maximizing shareholder value, and rewarding recipients only upon achievement of pre-defined performance goals. The Compensation Committee endeavors to set the performance goals in alignment with shareholder interests and believes generally that the full earning of annual PSU grants should be contingent on not only growing the Company's business, but also on producing superior results. We believe the fact that well less than half of the PSUs granted since the inception of the PSU program were earned is clear testimony to this view—see table below.

Fiscal Year	PSUs Granted	PSUs Earned	PSUs Terminated	% of PSUs Earned
2005	935,626	275,755	659,871	29%
2006	248,195	85,120	163,075	34%
2007	228,000	218,538	9,462	96%
2008	188,000	—	188,000	0%
2009	275,000	189,120	85,880	69%

Total/Average	1,874,821	768,533	1,106,288	41%

        Supplementally, the Compensation Committee has continued the PSU program into our fiscal 2010. During the first quarter of fiscal year 2010, on April 24, 2009, the Compensation Committee, with the unanimous concurrence of the full Board of Directors, made additional PSU awards to 31 key individuals. These individuals include the named executive officers, other members of the Company's management team, key contributors and directors. These PSU awards provide the recipients with the opportunity to earn up to 264,000 shares of common stock in the aggregate, depending upon whether certain "threshold" or "target" earnings per share targets are met, and whether individual performance metrics are satisfied, in fiscal year 2010. Any shares earned based on fiscal year 2010 performance vest 25% on or about each of May 1 of 2010, 2011, 2012 and 2013, provided that the participant remains employed by or associated with the Company on each such date. The earnings per share targets for these PSUs are $1.00 per share for threshold and $1.40 for target. In order for 100% of the shares underlying the April 2009 PSUs to be earned, fiscal year 2010 earnings per share must reach target earnings per share of $1.40. If fiscal year 2010 actual earnings per share is between $1.00 and $1.40, a portion of the shares will be earned and if fiscal year 2010 actual earnings per share does not reach $1.00, no shares will be earned. Actual earnings per share in fiscal year 2009 was $1.26 with fourth quarter EPS of $0.16. These targets were established only for internal purposes relative to the administration of the PSUs granted in April 2009, and should not be construed, and the reader is cautioned not to construe these targets, in the nature of guidance. The earnings per share targets include the compensation expense for the PSUs. Of the PSUs awarded in April 2009, Mr. Barnhill received PSUs providing him with the opportunity to earn up to 25,000 shares, and the other Named Executive Officers each received PSUs providing them with the opportunity to earn up to 20,000 shares. Also, Messrs. Baitler, Beletic, Konsynski, Okrent, Shaughnessy and Zifferer each received PSUs providing them with the opportunity to earn up to 7,500 shares. See the "Outstanding Equity Awards at 2009 Fiscal Year End" schedule included in this proxy statement for more detail of outstanding equity awards, including PSUs, options and restricted stock for all of the Named Executive Officers.

Executive Perquisites

        The Compensation Committee believes that it has taken a conservative approach to perquisites. We provide Mr. Barnhill with golf and social club memberships, used primarily for corporate development and business generation purposes. See the "Summary Compensation Table" for an itemized disclosure of perquisites for Mr. Barnhill. Each of the other named executive officers were the beneficiaries of minor perquisites in fiscal year 2009, which in the aggregate totaled less than $10,000 each. The Committee has considered these perquisites and has determined them to be reasonable and appropriate.

Other Potential Post-Employment Payments—Retirement and Other Benefits

        The key retirement and other benefits provided to our named executive officers, where applicable, are described below.

  •
  Executive Life Insurance.  Our named executive officers, excluding Mr. Barnhill, are provided life insurance benefits with coverage of $500,000. Mr. Barnhill is paid certain amounts in lieu of life insurance (see the Summary Compensation Table for more information).

  •
  Long-Term Care Insurance.  Our named executive officers are provided with long-term care insurance with coverage of up to $200 per day, adjusted annually, to reimburse for costs associated with nursing home care, hospice care, assisted living facility care and home-based care.

  •
  Supplemental Long-Term Disability.  If a named executive officer should become disabled and unable to work for a period lasting more than 90 days, this benefit will provide a level of income not covered by our group long-term disability plan. Our group long-term disability plan provides coverage for up to two-thirds of salary and bonus, up to a maximum base salary of $144,000. The supplemental long-term disability benefit extends such coverage to our named executive officers.

  •
  Supplemental Executive Retirement Plan (SERP).  Mr. Barnhill has been provided a supplemental executive retirement plan, which will provide Mr. Barnhill (and his spouse if so elected) with a $75,000 annual pension benefit payable upon Mr. Barnhill's retirement or for termination of employment for reasons other than cause (as defined in his employment agreement).

  •
  401(k) Plan and Team Member Stock Purchase Plan—The named executive officers are also eligible to participate in our 401(k) and Team Member Stock Purchase Plan, which are both open to all of our employees.

The Compensation Committee has determined that providing the benefits described above is necessary to remain competitive and to further the goals of the Committee in attracting, retaining and motivating executives who can significantly contribute to our short-term and long-term success, and to develop the overall talent of the Company. The named executive officers are also eligible to participate in the same medical, dental and similar welfare benefit programs that are available to our other employees.

        Mr. Barnhill:    Pursuant to the terms of an employment agreement between the Company and Mr. Barnhill entered into on August 31, 2006, as amended on December 31, 2008, Mr. Barnhill continues to be employed as President and Chief Executive Officer, and has agreed to continue to serve as Chairman of the Board of Directors, for an initial term of five fiscal years, through fiscal year

2011; and Mr. Barnhill has agreed then to continue to be employed as Executive Chairman, commencing with fiscal year 2012 and continuing through fiscal year 2016. The overall objective of the Committee in formulating this new arrangement was to provide for an extended employment term to better assure Mr. Barnhill's active long-range participation in the pursuit of ongoing Company initiatives, in the development and execution of new initiatives, and in the formulation and implementation of a leadership succession and transition plan. As Executive Chairman beginning in fiscal year 2012, Mr. Barnhill will initially be responsible for leadership transition, and while working on a reduced schedule, is expected to serve as a Senior Advisor to a new Chief Executive Officer and to the Board of Directors, using his experience and role as founder and past Chief Executive Officer, to help guide continued growth and development. The employment agreement further anticipates that, subject to his being eligible and qualified to serve, and to his being re-elected from time to time during the ten fiscal year period covered thereby, Mr. Barnhill will remain as a member of the Board of Directors, initially as Chairman and subsequently as Executive Chairman. In connection with and at the time of execution of the employment agreement, and in order to further incentivize Mr. Barnhill over the long-term, Mr. Barnhill was granted a Restricted Stock Award for 150,000 shares of common stock under our 1994 Plan.

        In August 2006, pursuant to the employment agreement, Mr. Barnhill's base annual salary was increased for the first time since 2000 to $600,000. The employment agreement further provides for the continuation of that base annual salary, at a minimum, for the initial five fiscal years of its term, and for the subsequent five fiscal years, the employment agreement establishes Mr. Barnhill's base annual salary at a minimum of $200,000. During the entire term, he remains eligible for salary increases as determined by the Compensation Committee, and for additional cash bonuses and equity awards in accordance with the Company's incentive compensation program. Mr. Barnhill's annual cash bonus target will be not less than 100% of his annual base salary, as applicable during the term of the employment agreement.

        The Compensation Committee believes that, as the founder and chief visionary of the Company, Mr. Barnhill's situation is different than that of the other executives and determined to provide for, among other things, material benefits to him and/or his estate in the event of a termination without cause, or his death or his disability prior to a change in control, or in the event of a termination for any reason following a change in control, as well as acceleration of equity awards upon the occurrence of a change in control. This, the Compensation Committee believes, is consistent with his stature, but more importantly will allow him to focus on his duties at hand and provide him security should his employment be terminated through no fault of his own. In addition, in establishing his employment agreement, it was the intention of the Committee that Mr. Barnhill not be forced to remain as an employee of the Company following a change in control and to obtain protection for the Company in the nature of an agreement on the part of Mr. Barnhill not to compete with the Company for a period of time following termination of his employment.

        The Committee also recognized the value to Mr. Barnhill of remaining in a position of substantial authority and that, upon a change in control, Mr. Barnhill, as currently the largest shareholder of the Company, would likely receive a significant benefit through his stock ownership. Because of Mr. Barnhill's significant equity stake, there was little concern that the prospect of change in control payments would influence his actions in a change in control situation. Accordingly, the agreement provides for payment upon termination of his employment for whatever or no reason following a change in control (sometimes referred to as a "single trigger"). The agreement does, however, generally provide for a lower multiple of base salary and incentive compensation for termination following a change in control (one times) as compared to prior (three times), but in the case of termination following a change in control the Company also agreed to pay an amount to compensate for any additional tax liabilities incurred by him as a result of payments deemed in connection with a change in control.

        As a general matter, upon a termination of Mr. Barnhill by the Company prior to a change in control through no fault or failure on his part (including upon death or disability), he will be entitled to continued salary and cash bonus payments as well as acceleration of earned but not yet vested PSUs (consistent with all PSU holders) and the unvested portion of his restricted stock grant, and the continuation of insurance or similar benefits (or a cash payment in lieu) for a period of three years, and payment under his SERP plan. Upon termination for any reason following a change in control, he will be entitled to continued salary and cash bonus payments for the remainder of the then current fiscal year, payment of the greater of (a) $1.2 million and (b) the sum of his annual salary and target bonus, as well as acceleration of all PSUs as though all targets had been met, and acceleration of the non-vested portion of his restricted stock grant, and the continuation of insurance or similar benefits (or a cash payment in lieu) for a period of one year.

        In addition, and reflective of the difference in the amount payable to him prior to as compared to subsequent to a change in control, the Company is obligated following a change in control to pay Mr. Barnhill in cash such additional amount as necessary so that the total amount received by him and associated with a change in control, after accounting for the tax imposed under Section 4999(a) of the Internal Revenue Code, will not be less than the net after tax amount that would have been received had such tax not been imposed. The foregoing discussion is qualified in its entirety by the specific terms of the employment agreement and the applicable PSU award agreements and related documents.

        Other Named Executive Officers:    Effective as of February 13, 2009, the Company entered into Severance and Restrictive Covenant Agreements with each of Messrs. Garland, Rein, Tofighi and Young. Each is entitled to receive performance based bonuses in accordance with the our incentive compensation program, and is provided severance payments and full vesting of all shares earned, but not otherwise vested under PSU awards held by them, in the event that their employment is terminated by the Company "without cause" or by them for "good reason," as such terms are defined in the agreement or PSU award agreements (including termination upon a change in control), as applicable. Upon termination of employment by the Company "without cause," or upon termination by the officer with "good reason," each is entitled to receive 1.65 times his annual base salary as in effect on the date of termination, to be paid in installments, generally over a period of twelve (12) months following the date of termination. In addition, the Company is obligated to pay an amount towards the officers' cost of continued health insurance under "COBRA" for an agreed period post termination. As part of these agreements, the Company has also agreed to indemnify each such officer for costs or claims arising out of or resulting from the discharge of their duties on behalf of the Company or its affiliates in good faith, and each such Officer agrees not to compete with the Company in any material respect, or to solicit Company employees, until the expiration of one year following termination of employment. In the event that Messrs. Garland's, Rein's, Tofighi's or Young's employment is terminated on account of and upon their disability, each is entitled to disability benefits under a supplemental long-term disability policy and full vesting of all shares earned but not otherwise vested under PSU awards held by them.

        All reference to the treatment of PSU's for the Named Executive Officers above is consistent with that of all other holders of PSUs.

Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(6)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)

Robert B. Barnhill Jr.	15,000 15,000 15,000 15,000 15,000 15,000 45,000	$ $ $ $ $ $ $	11.92 7.83 9.33 9.60 11.73 9.06 5.20	10/29/09 04/30/11 07/31/11 10/31/11 01/31/12 04/30/12 03/20/13	105,000 15,000 24,000	(2) (3) (4)	$831,600 118,800 190,080

Gerald T. Garland					12,374 20,000	(3) (4)	98,002 158,400

Douglas A. Rein					10,500 20,000	(3) (4)	83,160 158,400

Said Tofighi					10,500 20,000	(3) (4)	83,160 158,400

David M. Young					10,500 20,000	(3) (4)	83,160 158,400

(1)
All outstanding options vest 30% after two years, 60% after three years and 100% after four years. All outstanding options were fully vested as of the end of the 2009 fiscal year.

(2)
Represents a grant on August 25, 2006 of a restricted stock award for 150,000 shares of common stock. These shares vest ratably based on service over ten fiscal years, beginning on the last day of fiscal year 2007 and ending on the last day of fiscal year 2016, subject, however, to the terms applicable to the award, including terms providing for possible acceleration of vesting or forfeiture. Accordingly, 15,000 shares vested on April 1, 2007, March 30, 2008 and March 29, 2009, leaving a remaining balance of 105,000 shares not vested on March 29, 2009.

(3)
Relates to a PSU award made April 20, 2006 which has a four year vesting period. The non-vested shares will vest in equal installments on or about May 1, 2009 and 2010, provided that the participant remains employed by the Company on those respective dates, subject, however, to accelerated vesting upon a change in control or termination of service in certain circumstances.

(4)
Relates to a PSU award made April 24, 2008 which has a four year vesting period. The non-vested shares will vest in equal installments on or about May 1, 2009, 2010, 2011 and 2012, provided that the participant remains employed by the Company on those respective dates, subject, however, to accelerated vesting upon a change in control or termination of service in certain circumstances.

(5)
Based on the fair market value of our common stock on March 27, 2009 ($7.92).

(6)
Does not include PSU awards for 26,000 shares collectively held by the named executive officers in respect of which performance goals had not been met. These PSUs are not shown above, because based on fiscal year 2009 performance, the shares cannot be earned. Accordingly, these PSU awards were cancelled in April 2009, and the shares previously underlying these awards are now available for future awards under the Second Amended and Restated 1994 Stock and Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is comprised solely of directors who are "independent" within the meaning of the United States Securities and Exchange Commission rules and NASDAQ Rule 4200(a)(15). The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our Website (www.tessco.com) under the heading "Investors." The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis.

        As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB").

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is "independent" under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

        The Audit Committee has an agenda for the year that includes reviewing the Company's financial statements, internal control over financial reporting and disclosure and audit matters. The Audit Committee also monitors the activities and performance of the Company's external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent registered public accounting firm.

        In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young LLP. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee. See "Principal Accountant Fees and Services" below for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2009 and 2008.

        The Audit Committee meets each quarter with Ernst & Young LLP and management to review the Company's interim financial results before the publication of our quarterly earnings press releases. The Audit Committee also meets at other times throughout the year as needed. During fiscal year 2009, the Audit Committee met seven times. Management's and the independent registered public accounting firm's presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent firm. In addition, the Audit Committee generally oversees internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Company team members, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

        The Committee has reviewed and discussed the fiscal year ended March 29, 2009 consolidated financial statements with management and Ernst & Young LLP, as the Company's independent registered public accounting firm for that period. Management represented to the Committee that these consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and Ernst & Young LLP, as the Company's independent registered public accounting firm, represented that its presentations included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," as adopted by the PCAOB in Rule 3200T.

        The Company's independent registered public accounting firm for fiscal year ended March 29, 2009, Ernst & Young LLP, also provided the Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence" and the Committee discussed with the independent registered public accounting firm that firm's independence.

        Following the Committee's discussions with management and the independent auditor, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

Respectfully,

Morton F. Zifferer, Jr. (Chair)
Benn R. Konsynski, Ph.D.
Jay G. Baitler

As of June 12, 2009

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal years 2009 and 2008:

	2009	2008
Audit Fees(1)	$368,707	$387,222
Audit-Related Fees(2)	1,500	21,000
Tax Fees(3)	20,000	85,840
All Other Fees	—	—

Total	$390,207	$494,062

    (1)
    Audit services of Ernst & Young LLP for fiscal years 2009 and 2008 consisted of the audit of the consolidated financial statements of the Company, quarterly reviews of financial statements and advisory services on technical issues related to the audit.

    (2)
    In 2008, these fees represent review of certain documentation related to the Company's internal controls over financial reporting. For both years, the fees include an amount which relates to an annual subscription to an on-line research tool.

    (3)
    Represents fees for tax return preparation and certain other services related to federal, state and local tax matters. The Audit Committee considered whether the provision by Ernst & Young LLP of non-audit services to the Company is compatible with maintaining the independence of Ernst & Young LLP with respect to the Company.

        Pursuant to the Company's Audit Committee Charter, all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm are pre-approved by the Audit Committee. The Committee has delegated authority to one or more members to pre-approve audit and permitted non-audit services (including pre-approval of fees), provided that the approvals granted by such persons are reviewed with the full Audit Committee at its next scheduled meeting. All fees incurred in fiscal years 2009 and 2008 and reflected in the table above were pre-approved.

OTHER INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to our team members, including all of our officers and directors, and particularly our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions. This code is available on our Website (www.tessco.com) under the heading "Investors." We will promptly disclose on our Website any amendments to, and waivers from, our code of business conduct and ethics, if and when required.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from the Company's records. Based on information available to us during fiscal year 2009, we believe that all applicable Section 16(a) filing requirements were met.

Certain Relationships and Related Transactions

        Our Compensation Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions. While the Company currently does not have a written policy regarding related party transactions, the Company and the Compensation Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Detailed questions are posed annually to the executive officers of the Company and to all members of the Board which require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed for the determination made by the Board annually that certain members of the Board are independent.

        We buy an immaterial amount of office supplies from Staples, Inc., a company that employs Mr. Baitler. We also sell products to or as directed by FiberTower Corporation, a Company for which Mr. Beletic serves as Chairman. These sales during fiscal year 2009 and fiscal year 2008 were in the amounts of approximately $200,000 and $500,000, respectively, and were not significant from an independence or conflict of interest perspective. Mr. Beletic owns less than 1% of the common stock of FiberTower.

        The Company did not pay any material underwriting discounts or commissions to a related person serving as a principal underwriter.

Shareholder Proposals for the 2010 Annual Meeting

        Our by-laws require advance notice of business to be brought before a shareholders' meeting, and advance notice of shareholder nominations of persons for election as directors. Generally, notice to our Corporate Secretary must be given no less than 120 days prior to the anniversary of the date of the mailing of the prior year proxy statement (or 90 days in the case of a stockholder notice of business to be brought before the meeting but not to be included in the Company's proxy statement) unless the date of the meeting is changed by more than thirty (30) days from the date of the prior years annual meeting, in which case, to be timely, notice must be delivered no less than ninety (90) days prior to the newly announced date that the Company will mail its proxy statement. Our by-laws also specify information regarding the business to be brought before the meeting and the shareholder submitting proposing such business, and information regarding the nominee, that must be provided in or together with the notice in order for it to be considered properly given. Accordingly, if a shareholder intends to nominate a director for election at the 2010 Annual Meeting, or bring business before the 2010 Annual Meeting, which is to be included in our proxy statement for that meeting, notice from the shareholder so providing must be received by the Company at the address set forth on the first page of this Proxy Statement by no later than February 12, 2010, unless the date of the meeting is changed by more than thirty (30) days. While we will consider any properly submitted stockholder proposal, we reserve the right to omit from our proxy statement any stockholder proposal that we are not required to include under the Securities Exchange Act of 1934 including Rule 14a-8.

Available Information

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549, or by calling the Securities and Exchange Commission's at

1-800-SEC-0330, or by way of the Securities and Exchange Commission's Internet address, (www.sec.gov).

        The Company will provide without charge to each shareholder, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year ended March 29, 2009. Written requests for a copy of the Company's Annual Report on Form 10-K should be directed to David M. Young, Corporate Secretary, 11126 McCormick Road, Hunt Valley, Maryland 21031.

By Order of the Board of Directors,

David M. Young
 Corporate Secretary

June 12, 2009

FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. OR Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. FOR AGAINST ABSTAIN Nominees: 01 John D. Beletic 02 Daniel Okrent 03 Morton F. Zifferer, Jr. Mark Here for Address Change or Comments SEE REVERSE 1. Proposal No. 1: To elect three (3) directors for a three (3) year term ending at the Annual Meeting of Shareholders to be held in 2012 and until their respective successors are duly elected and qualified. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/tess Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TESSCO TECHNOLOGIES INCORPORATED TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Receipt of notice of the meeting and proxy statement is hereby acknowledged, and the terms of the notice and proxy statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or postponement thereof. (Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed in the United States.) 2. Proposal No. 2: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010. The Board of Directors recommends a vote “FOR” all nominees named in Proposal No. 1 and “FOR” Proposal No. 2. The Board of Directors recommends a vote “AGAINST” Proposal No. 3. 3. Proposal No. 3: A shareholder proposal on elimination of the Shareholder Rights Plan. The proxies named herein are hereby authorized to vote in their discretion upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof, including any proposal presented for any adjournment of the meeting. FOR all nominees listed below (except as marked to the contrary) WITHHOLD AUTHORITY to vote for all nominees listed below *EXCEPTIONS (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions Signature Signature Date Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at: http://bnymellon.mobular.net/bnymellon/tess 52840 (Please sign exactly as your name appears hereon. Executors, administrators, guardians, officers signing for corporations, trustees and attorneys should give full title. For joint owners, both owners should sign.)

FOLD AND DETACH HERE TESSCO TECHNOLOGIES INCORPORATED ANNUAL MEETING OF SHAREHOLDERS, JULY 23, 2009 PROXY SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints ROBERT B. BARNHILL, JR. and DAVID M. YOUNG, and each of them, with full power of substitution to each, as proxy, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of TESSCO Technologies Incorporated to be held Thursday, July 23, 2009 at 9:00 a.m., local time, at the Company’s offices located at 375 West Padonia Road, Timonium, Maryland 21093 and at any adjournment or postponement thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY TIMELY PROVIDING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. Address Change/Comments (Mark the corresponding box on the reverse side) Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 52840 THIS PROXY, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES NAMED BELOW FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010, “AGAINST” THE SHAREHOLDER PROPOSAL ON ELIMINATION OF THE SHAREHOLDER RIGHTS PLAN, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be marked, dated and signed, on the other side)

QuickLinks

INTRODUCTION
Proposal No. 1—ELECTION OF DIRECTORS
Board Committee Membership
DIRECTOR COMPENSATION
Proposal No. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 3—SHAREHOLDER PROPOSAL ON ELIMINATION OF SHAREHOLDER RIGHTS PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
OTHER INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS AND RELATED SHAREHOLDER MATTERS